2004 Advantage Marketing Systems Provides Financial Guidance

2004 Q1 projections: .02share

2004 Full Year projections: .10-.30/share on approximately $24 million of revenue

AMS 2004 leverage Our Strengths

AMS is committed to focus on our strengths:

1) Health Science: We are committed to continuous product innovation and improvement through market demand and products backed by science. The mission of the science and product development is to develop, for target groups, advanced wellness products that deliver performance based results around our core peak performance and weight loss focus. AMS introduced over 7 new or improved products since January 2003. Our practice is to introduce new products based on demand, primarily at company-sponsored events.

2) Focus: The companies core product categories target performance based nutritional and weight loss products and systems the allow customers to see and feel a difference in their health or others noticeably recognize the difference in them within a short period of time.

3) Cutting Edge Product Formulations: Our two primary product lines consist of the Prime One adaptogen products and the AM-300 family of weight loss supplements. Our top-selling Prime One adaptogen products, represented over 44.9% of net sales ending Q4, 2003. The AM-300 weight loss supplements represent over 500 million servings sold to date. In 2003 the company announced the launch of The AM-300 Fat Burning Solution without Ephedra. This product is replacing our prior ephedra version completely on April 1, 2004. Our top-selling weight loss products represented over 48.0% of net sales ending Q4, 2003.

4) Distribution: We distribute our products direct to the public through network marketing. We believe that network marketing is the most effective form of distribution for products that require additional information. Person-to-person product education is expensive and not normally available through traditional distribution channels.

5) Compensation: The Company intends to continue its strategy of offering a plan that attracts motivated sales people through our direct deposit daily and weekly pay plan. Cash flow is of paramount concern and interest to sales people. We currently pay out approximately 42% of sales revenue in a method that delivers excitement both on the front end and the back end residual income side of the plan.

6) Stability: In an industry where over 50% of the new network marketing companies go out of business in the first 2 years, we focused on our 16-year stability with almost $50 million dollars in commissions paid out to associates in the last six years.

Revenue Model

The Company generates revenue through: (i) enrollment fees charged to new associates, (ii) monthly web site fees, (iii) monthly product auto-ship purchases, (iv) non auto-ship product purchases, (v) purchase of sales and marketing tools, (vi) registration for company training events, (vii) customer product purchases online and offline, and (viii) monthly fee's for advanced marketing and recruiting websites.

     Our two markets contributed to net sales in fiscal year 2003 as follows:

               o  United States                                99%
               o  Canada                                        1%

Growth Strategy

We seek to grow our business by pursuing the following strategies:

Advantage Marketing Systems, Inc. announced the launch of its three phase 2004 mass marketing preferred customer acquisition program focused on three exclusive product formulations. The three products: Prime One, AM-300 and the ToppFast meal replacement shake represent the Company's core adaptogen and weight loss products, targeting consumer demand for increased energy, reduced belly fat and recognizable weight loss.

Phase 1: Launch To The Field Sales Force

RESULTS OF PROGRAM TO DATE:

March Projection for new FREE Trial customers___1500

April Projection for new FREE Trial customers____2,500

May Projection for new FREE Trial customers_____5,000

Comparison to current customers_________@16,000

With over 16,000 customers and associates on monthly product auto-ship averaging $61 per order our goal is to expand the success of our customer acquisition program of 2,000 new customers in the first 18 days as we move into the April-June quarter.

The AMS Preferred Customer FREE Trial Program works as follows: Introduce one bottle of Prime One and one bottle of AM-300 Fat Burning Energy Solution for only $12.95 shipping and handling ($97.95 retail value including S&H). In addition, one can of the ToppFast meal replacement shake may be substituted for the AM-300 at the same price.

Each FREE trial includes a monthly product auto-ship of the same products at the Preferred Customer wholesale price of $63, including S&H plus applicable taxes (a 34% savings). In order to retain and educate new customers, this special offer also includes the new ToppShape Video and Audio, the new "Free Trial Program" brochure and a "Getting Started with Prime One" flyer. There is absolutely no risk to the customer, and customers may cancel their monthly auto-ship at any time.

Phase 2: Launch Through The Internet

Phase 2 began on March 11, 2004 through use of the Internet. The offer will be made available to over 800 AMS associate's replicating web site (go to www.amsonline.com), and ultimately added over 400 AMS recruiting and lead generation portals at www.ams.wellnessceo.com.

RESULTS OF PROGRAM TO DATE: Approximately 10% of our new program sign ups are coming in through the corporate distributor web sites. We expect this number to increase significantly when the link to the free offer page for WellnessCEO users is completed.

www.ams.WellnessCEO.com The launch of WellnessCEO marks the beginning of the mass marketing campaign. This site acts as a sales and recruiting site personalized for each AMS associate with a separate URL. The powerful $39.95 per month WellnessCEO system delivers to each AMS sales associate a prospecting and Customer Relationship Management (CRM) tool for associates serious about mass marketing. Sales associates who join WellnessCEO must be an active member of www.amsonline.com. Total number of prospects in the system, 44,156. Of these, 26,694 have watched some of the presentation,10,500 of them have seen at least 90% of the presentation and 7,310 filled out the form at the end of the presentation. Of the 44,156 prospects in the system, 12,275 were added in February.

Phase 3: Mass Marketing and Branding

AMS is also considering other avenues of distribution in phase three. AMS currently has over 18,000 customers and associates on monthly recurring auto-ship. The Company will explore all opportunities to mass market on a cost effective basis its new FREE Trial program as well as other options.

                                   Our Vision

     Combine the strength of electronic marketing ($125 billion) with person-to-person network marketing distribution ($28 billion USA/ $87 billion internationally) for maximum return on investment inside a public company.

Final comments:

Enter New Markets. We believe that, in addition to the North American market, significant growth opportunities continue to exist in international markets. New markets will be selected following an assessment of several factors including market size, anticipated demand for AMS products, receptivity to network marketing, and ease of entry, which includes consideration of possible regulatory restrictions on the products or network marketing system.

Pursue Strategic Acquisitions. We believe that attractive acquisition opportunities may arise in the future. We intend to pursue strategic acquisition opportunities that would grow our customer base, expand product lines, enhance manufacturing and technical expertise, allow vertical integration, or otherwise complement our business or further our strategic goals.